Exhibit 99.1

National & Retail Trades and First Call

For release: November 4, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS OCTOBER SALES

MENOMONEE FALLS, WI, -- (Business Wire) – November 4, 2004 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended October 30, 2004 increased 16.4 percent over the four-week period ended November 1, 2003. On a comparable store basis, sales increased 6.0 percent.

For the quarter ended October 30, 2004, total sales increased by 14.6 percent while comparable store sales increased 1.2 percent.  For the 39 weeks ended October 30, 2004, total sales were up 13.4 percent while comparable store sales were flat.

The company expects third quarter earnings to be $0.41 to $0.42 per diluted share, within its previous guidance of $0.41 - $0.44 per diluted share.

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	October 30,	November 1,	All	Comp
	2004	2003	Stores	Stores

October	$ 958.2	$ 823.1	16.4%	6.0%
Third Quarter	$ 2,743.9	$ 2,394.0	14.6%	1.2%
Year-to-Date	$ 7,621.9	$ 6,720.2	13.4%	0.0%

The Company opened 41 stores during the month of October.  New markets were the San Francisco, CA market with 11 stores; the Salt Lake City, UT market with five stores; the Rochester, NY market with three stores; the Portland, ME market with two stores; the Reno, NV market with two stores and the Montgomery, AL market with one store. In addition, the Company added five stores in the Southwest region, four stores in the Midwest region, four stores in the Northeast region, three stores in the South Central region and one store in the Southeast region.

On October 30, 2004, the Company operated 637 stores in 40 states, compared with 542 stores in 36 states at the same time last year.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Third Quarter Earnings Release

Kohl’s Corporation will release its third quarter earnings on November 11, 2004 at 4:00 PM (EST). A conference call is scheduled at 5:00 PM (EST). Investors will have the opportunity to listen to the conference call by dialing (847) 619-6368 ten minutes prior to the start of the call. A replay of the call will be available for 24 hours at (630) 652-3018, Pass Code: 10045878.

In addition, the call will be web cast live over the Internet through Broadcast Network’s vcall web site located at http://www.vcall.com. To listen to the call, please go to the Web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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